Exhibit (i)(1)
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
November 30, 2006
Legg Mason Partners Trust II
125 Broad Street
New York, New York 10004
Ladies and Gentlemen:
     We have acted as counsel to Legg Mason Partners Trust II, a Massachusetts business trust (the “Trust”) on behalf of its series, Legg Mason Partners Global Equity Fund (formerly Legg Mason Partners International Large Cap Fund) (the “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about November 30, 2006 (the “Registration Statement”), with respect to the Fund’s Class A, Class B, Class C, I and Class 1 shares of beneficial interest (the “Shares”).
     In connection with the furnishing of this opinion, we have examined the following documents:
     (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;
     (b) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust’s Amended and Restated Declaration of Trust dated September 28, 2001 and each amendment thereto filed with the Secretary of the Commonwealth (the “Declaration”);
     (c) a copy of the Trust’s Establishment and Designation of Series of Shares of Beneficial Interest dated as of February 3, 2003, as filed with the Secretary of the Commonwealth of Massachusetts on March 5, 2003, and a copy of the Trust’s Amended and Restated Establishment and Designation of Classes dated as of November 13, 2006 as executed by the Trustees of the Trust (collectively, the “Designations”);
     (d) a certificate executed by the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, By-Laws, the Designations and the resolutions adopted by the Trustees of the Trust at a meeting held on June 19, 2006, authorizing the issuance of the Shares (the “Resolutions”); and

Legg Mason Partners Trust II
November 30, 2006

     (e) a printer’s proof of the Registration Statement.
     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that the Declaration, Designations and Resolutions will not have been amended, modified or withdrawn with respect to the Shares and will be in full force and effect on the date of issuance of such Shares.
     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.
     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction.
     Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Trust’s Declaration, Designations and the Resolutions and for the consideration described in the Registration Statement, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.
     This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Bingham McCutchen LLP
BINGHAM McCUTCHEN LLP